Exhibit 99.1

PRESS RELEASE

EXA ANNOUNCES THE ADDITION OF MARK FUSCO TO ITS BOARD OF DIRECTORS

BURLINGTON, MA, USA [DATE August 19, 2015] Exa Corporation, a global innovator of simulation software for product engineering, today announced the appointment of Mark Fusco to its Board of Directors.

Jack Shields, Exa’s Chairman of the Board commented, “We are pleased to welcome Mark to our Board of Directors. He has a wealth of executive management, operational and board experience in software businesses that will be a great asset to accelerating Exa’s growth strategy.”

Mr. Fusco has held multiple executive leadership positions including, most recently, the position of President and CEO at Aspen Technology, Inc., a provider of simulation software and services for companies in the process industries to optimize their engineering, manufacturing, and supply chains. Under his tenure, Aspen Technology delivered a dramatic increase in shareholder value. In addition, Mr. Fusco has held executive management positions at Ajilon Consulting and Software Quality Partners.

Mr. Fusco remarked, “I am impressed with the technology leadership position Exa has established at leading ground transportation and heavy equipment manufacturers globally. I see a great deal of potential in the business to scale and I look forward to working with Steve Remondi and the Board to chart the path to leverage the company’s strengths.”

Exa’s President and CEO, Stephen Remondi, commented, “Combining Mark’s experience in building a highly successful vertical market–focused software company with his competitive drive positions him to help the company develop strategies to maximize our growth and earnings potential. I am pleased to have the opportunity to collaborate with Mark and eagerly anticipate the positive impact he will have on the company.”

Mr. Fusco holds an MBA from Harvard Business School and a BA from Harvard College. He is currently also on the Board of Directors at Dyn, Black Duck Software, and Viewpoint.

About Exa Corporation

Exa (NASDAQ:EXA; www.exa.com) Corporation’s simulation and visualization software predicts the real world performance of products early in the design process. Every day engineers and

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designers rely on Exa’s highly accurate results to gain actionable insights to refine their designs. Engineering teams have the freedom to explore new creative solutions, make smart tradeoffs, and move to production with complete confidence.

Leading manufacturers trust Exa’s suite of proven aerodynamic, thermal management and acoustics simulation solutions to reduce the reliance on expensive physical prototypes and late stage design failures while optimizing the quality and performance of their products. Some of the most successful product companies in the world use Exa, including BMW, Ford, Hyundai, Jaguar Land Rover, Kenworth, MAN, Mitsubishi Motors, Nissan, Peterbilt, Renault, Scania, Toyota, Volkswagen and Volvo Trucks.

Founded in 1991, the company is headquartered at 55 Network Drive, Burlington, MA, USA 01803. Tel: 1.781.564.0200; Fax: 1.781.564.0299; Email: info@exa.com; URL: www.exa.com; NASDAQ:EXA

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